EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to the Registration Statement (Form S-3 Nos. 333-102194, 333-102194-01 and 333-102194-02) and related Prospectus of ITLA Capital Corporation for the registration of $500,0000,000 in securities and to the incorporation by reference therein of our reports dated March 8, 2005, with respect to the consolidated financial statements of ITLA Capital Corporation, ITLA Capital Corporation management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of ITLA Capital Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California
May 12, 2005